 Exhibit 99.1

SMG Industries, Inc. Announces Preliminary Unaudited Revenue Results for the Year 2022

SMG Reports Preliminary Unaudited Revenues of Approximately $70.95 million for the Fiscal Year ended December 31, 2022, an Increase of Approximately 36% From 2021

HOUSTON, TX. January 23, 2023 - SMG Industries, Inc. (“SMG” or the "Company") (OTCQB:SMGI), a growth-oriented transportation services company focused on the domestic infrastructure logistics market today announced that its preliminary unaudited results of consolidated revenues from operations for the year ended December 31, 2022 was approximately $70.95 million, representing an increase of about 36% from $52.11 million reported for the prior year ended December 31, 2021.

This increase in revenues year over year in 2022 compared to 2021 resulted from increased volumes and pricing in the Company’s industrial division, including super heavy haul projects and additional production hauling work.  The Company also saw its new 5J Logistics Services line of business enjoy greater pricing and the contribution of operating revenues as it expanded both its footprint and customer base, not present during the 2021 comparable periods.

Mr. Matt Flemming, Chairman of SMG, stated, "The Company benefited from higher activity levels and increased pricing relative to the year ago period from its customers in its industrial division. Additionally, the heavy haul division transporting infrastructure including bridge beams, compressors and refinery components contributed to the increase in revenues during 2022. The Company’s asset-light brokerage business finished its first full fiscal year and made strong inroads into retail and industrial customers. The Company looks forward to updating shareholders further on its previously announced acquisition strategy supporting its diversification and growth.”

The Company currently anticipates announcing its full financial results along with management’s discussion and analysis within its Annual Report on Form 10-K for 2022 estimated to be filed on or before March 31, 2023.

About SMG Industries, Inc.:  SMG Industries is a growth-oriented transportation services company focused on the domestic infrastructure logistics market.  Through several of the Company’s wholly-owned subsidiaries branded as the “5J Transportation Group,” it offers specialized heavy haul, super heavy haul, flatbed, brokerage, and drilling rig mobilization services. 5J’s engineered permitted jobs can support up to 500-thousand-pound loads including infrastructure cargo associated with wind energy, power generation components, bridge beams, compressors, and refinery and construction equipment.  SMG Industries, Inc. headquartered in Houston, Texas has facilities in Floresville, Hempstead, Henderson, Houston, Odessa, Palestine, Victoria, Texas and Fort Mill, South Carolina. Read more at www.5J-Group.com and www.SMGIndustries.com.

Source: SMG Industries, Inc. +1-713-955-3497